                                                                     Exhibit 3.1

                          THIRD AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            CORTELCO SYSTEMS, INC.

     CORTELCO SYSTEMS, INC. (the "Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

     FIRST: The name of the Corporation is Cortelco Systems, Inc. The Corporation was originally incorporated under the name CTC, Inc. The Corporation changed its name to Cortelco Investment Corp., and then changed its name to Cortelco Systems, Inc.

     SECOND: The original Certificate of Incorporation was filed by the Secretary of State of the State of Delaware (the "Secretary of State") on July 23, 1991. An Amended and Restated Certificate of Incorporation was filed by the Secretary of State on August 30, 1991. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed by the Secretary of State on October 30, 1992. A second Amended and Restated Certificate of Incorporation was filed by the Secretary of State on July 29, 1997.

     THIRD: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed amendment and restatement of the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A, declaring said amendment and restatement to be advisable and submitting such proposed amendment and restatement to the stockholders of the Corporation for consideration and approval pursuant to the provisions of the DGCL.

     FOURTH: That the Third Amended and Restated Certificate of Incorporation of Cortelco Systems, Inc. adopted in the manner described herein (the "Certificate") reads in full as set forth in Exhibit A attached hereto and incorporated herein by reference as if written herein in its entirety.

     SIXTH: That in effecting certain amendments to the second Amended and Restated Certificate of Incorporation, the outstanding shares of Common Stock and outstanding rights to acquire Preferred Stock were changed as follows:

     Each share of Common Stock of the Corporation issued and outstanding as of the close of business on the prior day to the filing of this Certificate will be converted by operation of these presents into the right to receive one tenth (1/10) of a share of Common Stock. No fractional shares will be issued, and all fractional shares will be settled by cash payment in an amount equal to the fractional shares to which each Holder is entitled times $6.00. Upon surrender to the Corporation of a certificate representing shares of Common Stock held by a stockholder immediately prior to the effectiveness of this Certificate of Amendment, the stockholder shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, such stockholder has the right to receive in respect of the shares of Common Stock represented by the certificate surrendered pursuant hereto, and the Certificate so surrendered shall forthwith be canceled.

     At and after the effective time of this Certificate, there shall be no transfers on the stock transfer books of the Corporation of the shares of Common Stock represented by certificates which were outstanding immediately prior to the effective time. If, after the effective time, certificates are presented to the Corporation for transfer, they shall be cancelled and exchanged for certificates for shares of Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant hereto.

     In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such person of a bond in such reasonable amount as the Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Corporation will issue in exchange for such lost, stolen or destroyed certificate a replacement certificate for the shares of Common Stock converted pursuant hereto and cash in lieu of fractional shares deliverable pursuant hereto.

     At the time of filing of this Certificate, no shares of Preferred Stock of the Corporation were issued or outstanding, but 14,632,062 shares of Series A Preferred Stock, par value $.0001 per share, were reserved for issuance upon conversion at the option of the holder of that certain $3,000,000 aggregate principal amount Convertible Promissory Note dated July 31, 1997 made by the Corporation and payable to ChinaVest IV, L.P. After the time of filing of this Certificate, 1,463,206 shares of Preferred Stock shall be designated Series A Preferred Stock having the designations, privileges, preferences, limitations and relative rights set forth in the Certificate, and all such shares shall be reserved for issuance but none shall be outstanding.

     SEVENTH: That pursuant to Section 228 of the DGCL, the holders of Common Stock comprising more than 80% of the aggregate voting power of all shares of Common Stock of the Company, which exceeds the minimum number of shares required to vote in favor of the foregoing amendment and restatement at a special meeting, duly executed and delivered to the Company at its principal offices a written consent setting forth the adoption of the foregoing amendment. The manner for implementation for any exchange, reclassification, or cancellation of issued shares is set forth in the text of the Amendment in Item FOURTH above.

     EIGHTH: That this Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

     IN WITNESS WHEREOF, Cortelco Systems, Inc. has caused this certificate to be signed by Michael O'Dell, its authorized officer, this 5th day of April, 1999.

                             Cortelco Systems, Inc.



                             By: /s/ Michael O'Dell
                                 -----------------------------------------------
                                 Michael O'Dell,
                                 President and Chief Executive Officer

                          THIRD AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            CORTELCO SYSTEMS, INC.

                                   Exhibit A

     FIRST:  The name of the corporation is Cortelco Systems, Inc.

     SECOND: The name of the Corporation's registered agent and the address of the Corporation's registered office in the State of Delaware are:

                         The Corporation Trust Company
                              1209 Orange Street
           City of Wilmington, County of New Castle, Delaware 19801

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

     FOURTH:

     Authorized Stock. The total number of shares of stock which the
     ----------------
Corporation shall have authority to issue is 60,000,000 shares, divided into 50,000,000 shares of common stock of the par value of $.001 per share, and 10,000,000 shares of preferred stock of the par value of $.001 per share.

     Authorization, Designation and Issuance of Preferred Stock. The Board of
     ----------------------------------------------------------
Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (A) The number of shares constituting that series and the distinctive designation of that series;

     (B) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (C) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (D) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (E) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (F) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (G) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (H) Any other relative rights, preferences and limitations of that series.

     Designation of Series A Preferred Stock:  Of the authorized shares of
     ---------------------------------------
Preferred Stock of the Corporation, 1,463,206 shares are hereby designated Series A Preferred Stock having the following designations, powers, preferences, limitations, qualifications, restrictions and relative rights:

1. DIVIDEND RIGHTS. The holders of the then outstanding shares of Series A Preferred shall be entitled to receive dividends pari passu, on an as-converted basis, with the holders of Common upon payment of any dividend on the Common payable other than in Common or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common.

2.   LIQUIDATION PREFERENCE.

     (A) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common by reason of their ownership thereof and in proportion to the liquidation preference of any other outstanding series of Preferred, an amount per share equal to the Conversion Price (as defined in Section 3 below) (as adjusted for any stock dividends, combinations or splits with respect to such stock), plus all accrued or declared but unpaid dividends on such stock for each share of Series A Preferred then held by such holders. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred and the holders of any other outstanding series of Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred and any other outstanding series of Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (B) After payment to the holders of the Series A Preferred and any other outstanding series of Preferred Stock of the amounts set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common and the Series A Preferred and any other outstanding series of Preferred in proportion to the shares of Common then held by them and the shares of Common which they then have the right to acquire upon conversion of the shares of Series A Preferred and any other outstanding series of Preferred then held by them.

     (C) For purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding stock of the Corporation is exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred and any other outstanding series of Preferred and Common to receive at the closing in cash, securities or other property (valued as provided in Section 2(d) below) amounts as specified in Section 2(a) and 2(b) above.

     (D) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property.

3. CONVERSION OF SERIES A PREFERRED. The holders of the Series A Preferred shall have conversion rights as follows (the "Series A Conversion Rights"):

     (A) SPECIAL DEFINITIONS. For purposes of this Section 3, the following definitions shall apply:

          (i) "SERIES A CONVERSION PRICE" shall mean the price at which shares of Common shall be deliverable upon conversion of the Series A Preferred. The Series A Conversion Price shall be determined as set forth in Section 3(b). The Series A Conversion Price shall be subject to adjustment from time to time as provided for in Sections 4(f), 4(g) and 4(b).

          (ii) "CONVERSION CALCULATION DATE" shall mean July 31, 1998; provided, however, that if on such date the Corporation is pursuing an initial public offering or a merger or similar event which would result in the exchange of the Series A Preferred or substantially all the assets of the Corporation for cash or publicly traded securities, the "Conversion Calculation Date" shall mean the date one hundred eighty (180) days following such date.

     (B) DETERMINATION OF SERIES A CONVERSION PRICE. On the Conversion Calculation Date, the Series A Conversion Price shall be calculated using the following formula:

              X =      Y
                  ------------
                   34,141,483

     Where    X =  the Series A Conversion Price, and

              Y = 8 multiplied by the Corporation's audited net income for the twelve (12) month period ending July 31, 1998.

     (C) RIGHT TO CONVERT. Each share of Series A Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time upon or after the Conversion Calculation Date at the office of the Corporation or any transfer agent for the Series A Preferred into such number of fully paid and nonassessable shares of Common, as is determined by dividing the Series A Conversion Price calculated on the Conversion Calculation Date by the Series A Conversion Price in effect at the time of conversion (the "Series A Conversion Rate").

     (D) AUTOMATIC CONVERSION. Each share of Series A Preferred shall automatically be converted into shares of Common based on the then effective Series A Conversion Rate immediately prior to the closing of a firm commitment underwritten public offering of shares of Common pursuant to an affective registration statement under the Securities Act of 1933, as amended (the "Act").

     (E) MECHANICS OF CONVERSION. No fractional shares of Common shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, such fractional amount shall be rounded to the nearest whole share. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common, it shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred and shall give written notice to the Corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(d)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common to which such holder shall be entitled as aforesaid. Except to the extent otherwise provided in Section 3(d) with respect to automatic conversion, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

     (F) ADJUSTMENTS OF SUBDIVISIONS, DIVIDENDS, COMBINATIONS OR CONSOLIDATIONS OF COMMON.

         (i) In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Series A Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (ii) In the event the Corporation shall declare or pay any dividend on the Common payable in Common or in the event the outstanding shares of Common shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common, into a greater number of shares of Common, the Series A Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased:

               (A) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

               (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Series A Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Price shall be adjusted as of the time of actual payment of such dividend.

     (G) OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than the shares of Common Stock and other than as otherwise adjusted for in this Section 3, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

     (H) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provide for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred as applicable, immediately before that change.

     (I) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized number of shares of Common if at any time the number of shares of Common remaining unissued and available for issuance shall not be sufficient to permit conversion of all of the Series A Preferred as provided for in this Section 3.

     (J) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of the determination of and each subsequent adjustment or readjustment of the Series A Conversion Price pursuant to this Section 3, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the Series A Conversion Price at the time in effect; and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred, as applicable.

     (K) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

         (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

         (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

         (iii) to effect any reclassification or recapitalization of its Common shares outstanding involving a change in the Common shares; or

         (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holder of the Series A Preferred;

                 (A) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

          (B) in the case of the matters referred to in (iii) and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of this Corporation.

     (L) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (M)  VOTING RIGHTS; DIRECTORS

          (I) Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series A Preferred are convertible on the record date for the vote, and shall have voting rights and powers equal to the voting rights and powers of the Common (except as otherwise expressly provided herein or as required by law), voting together with the Common as a single class and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common shall be entitled to one (1) vote for each share of Common held.

          (II) VOTING FOR ELECTION OF DIRECTORS. The holders of the Series A Preferred shall be entitled, voting separately as a single class, to elect one
(1) member of the Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Common shall be entitled, voting separately as a single class, to elect two (2) members of the Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The remaining members of the Board of Directors will be elected by the approval of the holders of eighty-five percent (85%) the Common and Series A Preferred, voting together as a single class.

          (III) In the case of any vacancy in the office of a director occurring among a director elected by the holder of Series A Preferred pursuant to Section 3(m)(ii), such vacancy may be filled by the affirmative vote of the holders of a majority of the shares of Series A Preferred given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any director who shall have been elected by the holders of Series A Preferred may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the Series A Preferred given either a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of Series A Preferred represented as such meeting or pursuant to such written consent.

4. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common.

5. PROTECTIVE PROVISIONS. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of a majority of the Series A Preferred, voting as a class, if such amendment would change any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series A Preferred. Amendments to the Certificate of Incorporation to increase the authorized Common in connection with the Corporation's initial public offering shall not constitute a change in any of the rights, preferences or privileges of the Series A Preferred.

     FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

     2. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation (considered for this purpose as one class); and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     3. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     SIXTH: A director of the Corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

     SEVENTH:  The Corporation is to have perpetual existence.

     EIGHT: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute of this Certificate of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this right.